Exhibit 10.21

*	Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SERVICES AGREEMENT

This Services Agreement (the “Contract”) is agreed to as of July 1, 2003 (the “Effective Date”) by and between Inveresk Research International Limited with offices at Tranent, EH33 2NE, Scotland, United Kingdom and its Affiliates (hereinafter referred to as “Inveresk”) and Abaris Pharma, Inc., a Delaware corporation with offices at 2025 First Avenue, Suite 800, Seattle, WA 98121 (hereinafter referred to as the “Sponsor”).

This agreement identifies the clinical research services to be performed by Inveresk (hereinafter referred to as the “Project”) in support of Sponsor’s protocol, [*] (hereinafter referred to as the “Protocol”),

Now, therefore, in consideration of the mutual covenants of the parties and for good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties agree as follows.

1.	Confidentiality

Inveresk shall keep confidential and shall not disclose to any third party at any time without the written consent of the Sponsor any information received in confidence from the Sponsor relating to the Project or any information arising from or generated during the conduct of the Project by Inveresk, except to the extent any of such information or materials (other than Project Results) are previously known to Inveresk, are independently developed by or for Inveresk, become available without confidentiality restrictions through no fault of Inveresk, or are required to be disclosed by law or court or administrative order.

All results, reports, findings, conclusions, work papers, notebooks, electronic records, biological samples, prototypes, and any other information or materials in any form or format arising out of performance of the Project by or for Inveresk (the “Project Results”) will be the sole property of Sponsor and shall become part of the Confidential Information to be protected under this Contract.

The name of Inveresk or the names of any of its staff shall not be used for any advertising, promotional or other public purposes without the prior written consent of Inveresk; provided, however, that Sponsor may in accordance with prevailing practice refer to Inveresk and the Investigators by name in published scientific or medical reports regarding any Project Results and/or refer to Inveresk and the Investigators in regulatory submissions. The name of Sponsor, its affiliates and the names of any of their staff shall not be used by Inveresk or any Investigator for any advertising, promotional or other purpose without the prior written consent of Sponsor.

Notwithstanding anything in this Contract or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, either party (or its representatives, agents or employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction contemplated by this Contract and may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transaction and all materials (including opinions

*	Confidential Treatment Requested.

or other tax analyses) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transaction contemplated herein to avoid classification as a “confidential transaction” in accordance with Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent This authorization is not intended to permit disclosure of any information not related to the tax treatment or tax structure of any transaction contemplated hereby, including without limitation (except to the extent such information is related to the tax treatment or tax structure of any such transaction): (i) the identities of participants or potential participants in any such transaction, (ii) the existence or status of any negotiations, (iii) protected health information, (iv) information in or about patent applications, (v) Project Results, Project Inventions, and other scientific, technical, or medical information, and (vi) pricing and financial information.

Sponsor agrees to exercise the same level of rare with respect to maintaining and preserving the confidential status of information and materials provided to it by Inveresk as is required of Inveresk above, except to the extent any of such information or materials are previously known to Sponsor, are independently developed by or for Sponsor, become available without confidentiality restrictions through no fault of Sponsor, or are required to be disclosed by law or court or administrative order.

2.	Quality Assurance / Warranties and Representations

All work under this Contract will be conducted and all data and other results will be documented and reported strictly in accordance with the Protocol, the Good Clinical Practice Guidelines as published from time to time by the United States Department of Health and Human Services in their most current form; 21 CFR Parts 50, 54, 56, 312, 812 and 814; and current Good Laboratory Practise standards and the principles of lCH Good Clinical Practise, as well as all applicable and generally accepted international standards of Good Laboratory Practise for scientific, clinical and preclinical studies, all as more fully provided in the Statement of Work (all of the foregoing are collectively referred to as the “Applicable Standards”). Inveresk shall at all times be responsible to remain current and updated as to all changes in the Applicable Standards.

If any provisions of this Agreement (other than the Statement of Work) are in irresolvable conflict with provisions of the Statement of Work, such provisions of this Agreement shall govern over the Statement of Work.

Inveresk’s obligation to conduct this clinical Project and Sponsors agreement to sponsor it, are expressly conditioned upon the approval of the Protocol by an Institutional Review Board (“IRB”) that complies with the requirements of 21 CFR Part 56 (which, like the other laws and regulations cited herein, is cited as it may be amended from time to time). It is Inveresk’s responsibility to verify each Investigator obtains approval from the IRB prior to commencement of this Project at each individual site.

Sponsor warrants that it has disclosed to Inveresk, prior to this Project, all material facts readily available to Sponsor relating to the Project that may affect Inveresk’s performance under this Contract.

As provided in the proposal dated 29 August 2003, (hereinafter referred to as the “Statement of Work”), Inveresk shall be responsible for the selection, qualification, and assignment of all clinical investigators (the “Investigators”) and for obtaining the assurance that each (i) is duly qualified and committed to perform the assigned work in accordance with this Contract and the Applicable Standards and Privacy Rules, and (il) is a party to a formal written investigational site agreement (a “Clinical Trial Agreement”) in form and substance approved in advance by Sponsor and committing such Investigator to comply, explicitly for the benefit of Sponsor as well as Inveresk, with those portions of this Contract applicable to the Investigator. Prior to the qualification of any Investigator, Inveresk shall provide a proposed form of Clinical Trial Agreement to Sponsor for approval and shall reasonably accommodate Sponsor’s requests for changes in such form. Following approval of the form of Clinical Trial Agreement, Inveresk shall not agree with any actual or prospective Investigator to any material change in such form, or to any material amendment to any Clinical Trial Agreement, without Sponsor’s prior written approval in each instance. Inveresk shall provide Sponsor with a full copy of each Clinical Trial Agreement (or any amendment thereto) within ten (10) business days following its execution. Each Clinical Trial Agreement shall designate the principal investigator (“Principal Investigator”) at the applicable site, provided that Sponsor has consented to the involvement of such Principal Investigator. Any substitution of a Principal Investigator will be subject to Sponsor’s prior approval, which will not be unreasonably withheld.

The Principal Investigator will personally conduct or supervise the Project in accordance with the Protocol and the Statement of Work. Inveresk understands that each Principal Investigator is essential to the Project, and Inveresk shall not knowingly permit any Principal Investigator’s level of responsibility with respect to a study to be reduced substantially, nor shall it knowingly allow any substitution of another person to perform the duties of a Principal Investigator without the prior written consent of Sponsor.

The Statement of Work designates the Inveresk Project Manager for the Project and the other members of Inveresk’s Core team of personnel to be directly involved in such Project (the Project Manager and such core team are referred to herein as the “Core Team”). Inveresk shall not substantially alter the level of responsibility of any member of the Core Team with respect to such Project, nor substitute another person to perform the duties of any member of the Core Team without the prior written consent of Sponsor, which will not be unreasonably withheld.

Inveresk warrants that its employees, agents, and approved subcontractors involved in performance of the Project shall have the experience, expertise, and available time necessary to perform the Project Inveresk warrants that it has implemented and shall abide by a conflicts of interest disclosure and management policy and program that complies with, and shall comply with, applicable law and regulations and with all industry standards throughout the period of the Project. Inveresk represents and warrants that to the best of its knowledge neither it, any approved contractor, nor the personnel of it or any such subcontractors: (i) has or will have contracted for or supervised clinical trials or other studies in which their participation was terminated due to any failure to comply with protocols or applicable law or regulation; (11) are or ever have been debarred (or to their knowledge are or ever have been under investigation with regard to potential debarment) by any regulatory body as qualified contractors or supervisors of clinical trials or other studies; (iii) has any significant financial interest in Sponsor or its affiliates (including without limitation those described in 21 CFR §54 2 and that otherwise that would be required to be reported to the FDA under 21 CFR Part 54). Inveresk will report to Sponsor if it learns at any time during the term of this Contract that any of Inveresk’s warranties under clauses (i), (ii) or (iii) above becomes inaccurate.

Inveresk acknowledges that it and its personnel or contractors may in connection with this Contract become aware of material nonpublic information regarding Sponsor or its affiliates, and that applicable securities laws prohibit Inveresk and such personnel and contractors and their families from purchasing or selling any securities on the basis of such material nonpublic information and from assisting any others to do so Inveresk agrees that it shall make all employees and contractors sign statements that they shall not violate any applicable law or regulation bearing on trading in securities of Sponsor or its affiliates (or any security that involves, relates to or derives any significant part of its values from securities of Sponsor or its affiliates).

Inveresk warrants that it shall not, in the performance of any services hereunder or preparing to do so, violate any applicable law or infringe or misappropriate any intellectual properties of any third party, except to extent due directly to Inveresk’s following instructions given to it by Sponsor in the Statement of Work.

Inveresk agrees to notify Sponsor promptly if Inveresk knows or has reason to believe that any portion or aspect of this Project (including without limitation the Protocol or Statement of Work) would, if followed by Inveresk, violate any applicable law or infringe or misappropriate any intellectual properties of any third party or be inconsistent with the Applicable Standards or the Privacy Rules.

Inveresk shall permit Sponsor’s representatives to visit Inveresk facilities and any and all clinical trial sites and Investigator facilities during normal working hours and with reasonable frequency to perform quality assurance audits, observe Project progress, discuss the Project with the Investigators and with appropriate officials and other personnel of Inveresk, and to inspect records and data relevant to the Project. Facility visits shall also be permitted during the data retention period specified in this Project.

Inveresk will use reasonable best efforts (consistent with all applicable ethical and legal restrictions) to assist the investigative sites to recruit and enroll patients in the Project as called for herein. Inveresk will monitor each site to verify the sites are documenting that each subject is qualified to participate in the Project in accordance with the Protocol.

3.	Health and Safety

To allow Inveresk to comply with the Health and Safety at Work Act (1974) the Sponsor shall provide Inveresk with all available information regarding known or potential hazards associated with the use of any substances supplied to Inveresk by the Sponsor.

Sponsor shall provide sufficient quantities of the materials, devices, formulations and compounds to be tested (the “Project Materials”). Inveresk will at all times maintain control of the Project Materials in accordance with the Applicable Standards, the Statement of Work, and the Protocol. Inveresk agrees that the Project Materials will be used for research purposes only in connection with the Project at the facility designated in the Protocol, and only under suitable containment conditions. No Project Material will be sold or otherwise provided to any third party other than solely as is required for the conduct of the Project under the Protocol and this Contract. The Project Materials will not be used in the treatment or diagnosis of humans except for the purpose of conducting the Project as described in the Protocol. Inveresk acknowledges that the Project Materials are to be used with caution and prudence since all of the characteristics of the Project Materials are not known. Upon completion or termination of the Project, all unused Project Material is to be returned to Sponsor in accordance with the Protocol.

Investigators shall be responsible for obtaining the informed consent of each subject in each clinical study or his or her authorized representative in accordance with the IRB approval and 21 CFR Part 50 (“Informed Consent”). For each such subject, Investigators shall document in the subject’s case history that Informed Consent was obtained prior to participation in the Project. The parties understand and acknowledge that a subject’s consent must be maintained throughout the subject’s participation, that the informed judgment of the Principal Investigator is essential in consulting with the subject or his or her authorized representative regarding Informed Consent, and that it is the responsibility of the Principal Investigator to assure that all relevant information made available by Sponsor is provided to the IRB and the Study subjects or their representatives as appropriate at any time that may reasonably be expected to affect a subject’s Informed Consent.

Inveresk acknowledges that the Project may be subject to US or European privacy, data protection, and confidentiality laws and regulations (the “Privacy Rules”), including without limitation the requirements of the EU Data Protection Directive and implementing legislation. Investigators will, in accordance with the Privacy Rules, assure that all study participants fully consent to all data processing and other use and disclosures contemplated under the Protocol and this Contract, including without limitation the transmission of personal data to Sponsor in the United States for further use and processing, of any and all protected health information regarding such participants.

4.	Variations

It is recognised that during this Project variations may result from changes to the contracted Statement of Work or at the Sponsor’s request. Any resulting change in the Contract price resulting therefrom will be incorporated in the Project budget and Payment Schedule. No such proposed changes, including any associated changes in the price, payment schedules, and projected completion date of the Project, shall be effective unless accepted in writing in advance by authorized representatives of both Inveresk and Sponsor. IRB approval must be obtained before the modifications to the protocol are implemented, and Inveresk will be responsible for the verifying each investigator’s submission of the Protocol modifications to the IRB. Responses to change requests made in writing shall be provided in a timely fashion, but in all cases within fourteen (14) days of receipt. Amendments to the Protocol should be documented and dated as provided in the Protocol.

5.	Reports

Additional copies of Reports and Interim Reports not specified in the Statement of Work will be provided at the Sponsor’s request and expense. Sponsor shall own all Draft, Interim and Final reports and all copyright rights and rights of confidentiality therein.

Inveresk shall not publish or otherwise disclose to any third party any Report or data prepared for the Sponsor by Inveresk or otherwise arising from or related to the Project without the Sponsor’s prior written consent in each instance.

Inveresk shall immediately notify Sponsor and follow up in writing within 24 hours of becoming aware of any planned or actual inspections involving the Project by any regulatory authority and shall keep Sponsor informed of the progress of such inspections on all matters raised by any regulatory authorities in respect thereof.

Inveresk shall notify and provide Sponsor with copies of all correspondence with any regulatory authority directly related to the Study (including, but not limited to study-specific FDA form 483s, warning letters, and debarment notifications) that could impact the quality or value to Sponsor of any prior or subsequent Project Results.

6.	Assignment

Except for assignments made in connection with corporate reorganisations or with the transfer of all or substantially all of the assets and business of Sponsor that relate to this Contract, the Sponsor shall not be entitled to assign this Contract in whole or in part without the written consent of Inveresk which consent shall not be unreasonably withheld or delayed. Inveresk shall not be entitled to assign, delegate or sub-contract this Contract in whole or in part without the written consent of Sponsor in each instance, which consent may be withheld in Sponsor’s sole discretion.

7.	Payment

Subject to the terms and conditions of this Contract, all invoices are payable 30 days after presentation. After due notice, Inveresk reserves the right to cease or suspend all work on the Project for which payment remains in arrears. [*]. In the event a dispute arises between the parties regarding any portion of any invoice, Sponsor shall pay all undisputed portions of the invoice(s) while withholding payment of the disputed portions pending good faith resolution by the parties.

8.	Prices

Sponsor will, as complete compensation to Inveresk, pay Inveresk the fees and pass-through expenses set forth in the Statement of Work for services rendered pursuant to this Contract, and in accordance with the Statement of Work payment schedule, which shall be both milestone-based and with quarterly payments.

Other than the Project Materials, Inveresk shall supply without separate charge (except as explicitly provided in the Statement of Work) all facilities, utilities, personnel, information, rights, and other items required for the performance by Inveresk of its services under this Contract.

Inveresk will be reimbursed for pass through expenses for all reasonable travel and other reasonable out-of-pocket expenses actually incurred by Inveresk including, but not limited to, printing, shipping and copying costs which are expressly provided for in the attached Statement of Work Budget or which have been approved in advance in writing by an authorised Sponsor representative, within thirty (30) days or receipt of Inveresk’s invoice, provided Inveresk has furnished such documentation for authorised expenses as Sponsor may reasonably request.

If responsible for administering Investigator payments, Sponsor shall be responsible for the cost of the actual per patient fees to Investigators and other such fees that may be approved in writing by Sponsor. Such sums shall be paid to Investigators by Inveresk making use of funds provided by Sponsor in advance for that purpose. Inveresk shall have no liability for any failure to make payments if required funding is not provided by Sponsor. Each Clinical Trial Agreement with Investigators shall contain a statement to that effect.

*	Confidential Treatment Requested.

The Project price excludes the cost of importation of samples or specimens and freight charges associated with their return shipment.

Prices are exclusive of VAT, which shall be charged, where appropriate, at the prevailing rate.

At the end of services to be provided herein, a final reconciliation will be completed to determine if the actual aggregate funds paid by Sponsor and converted by Inveresk to Pounds have fluctuated by more than +/- 5% to the original Pound budget. [*] Any payment adjustment necessary based upon the final reconciliation will be negotiated in good faith by both parties.

[*]

9.	Ownership of Data/Patents and Inventions

No rights or license to Sponsor’s intellectual property is granted or implied as a result of this Contract, except to the limited extent necessary to conduct the Project. The transfer of Project Material provided herein does not constitute a public disclosure.

All ideas, discoveries and inventions whether or not patentable, excepting Methodological Innovations as defined below, conceived, reduced to practice, made, developed or arising during the Project shall be owned by and the property of the Sponsor (“Project Inventions”). As used herein, “Methodological Innovations” means ideas, discoveries and inventions that are made solely by Inveresk and that consist solely of new or innovative means of accomplishing Inveresk’s Project tasks and that (i) do not consist of or relate in any way in whole or in part to modifications, improvements, or new uses of any Project Material or their application or delivery; (ii) are not in whole or in part a direct result of following detailed instructions provided by Sponsor; and (iii) do not in whole or in part represent a reduction to practice of Sponsor’s prior conceptions. By way of illustration, the parties acknowledge that Inveresk may make modifications or improvements to Inveresk-developed computer software and related manuals, and that the same will be considered Methodological Innovations provided that they satisfy the criteria of clauses (i)—(iii) above. All Methodological Innovations shall remain the sole and exclusive property of Inveresk. Inveresk hereby assigns, transfers and conveys to Sponsor and shall further assign, transfer and convey to Sponsor any and all right, title and interest to the Project Inventions and Project Results. Inveresk shall have no obligation to register, secure or otherwise defend such inventions or discoveries on behalf of the Sponsor. However, Inveresk shall reasonably cooperate with the Sponsor, at the Sponsor’s expense, in preparing and filing patent, copyright and other proprietary right applications, and/or registrations for the Project Inventions and Project Results. Such cooperation shall include, without limitation: (i) requiring relevant employees, agents, subcontractors and consultants to execute written assignments; and (ii) providing information regarding such inventions, inventorship and all other instruments as may reasonably deem necessary to pursue and maximise the commercial value of such owned inventions.

Inveresk shall at all times obtain and retain in force agreements in proper form and substance with all per-sons involved in the Project requiring the assignment to Sponsor of all Project Inventions and requiring that such persons comply with the inventions rights and confidentiality obligations and restrictions reflected in this Contract.

*	Confidential Treatment Requested.

At the time Inveresk has completed all other obligations set out herein and upon request by Sponsor, Inveresk will provide Sponsor with the analysis-ready SAS® data sets used to generate the trial summaries, listings, figures and analyses. The data sets will be organized per Inveresk’s standard structure unless specified otherwise in this Contract. Additionally, Inveresk will provide the SAS® statistical procedure program code (e.g., the Proc GLM, Proc LIFETEST, etc., programming procedures) and associated statistical procedure output so that Sponsor can confirm that the appropriate statistical procedures and models have been used for the trial statistical analyses.

When the specifications under the Statement of Work provide for the delivery of executable SAS® program files used to generate the trial summaries, listings, figures and analyses, that executable program code will be delivered to Sponsor under the following conditions:

(a)	Sponsor and Inveresk will identify the Sponsors SAS® computing environment prior to Inveresk’s development of SAS® programs.

(b)	[*] This License fee entities Sponsor to apply the delivered SAS® programs to only the analysis-ready SAS®, data sets delivered in conjunction with the executable program code. When used in this manner and executed using the same version of SAS® under which the programs were developed at Inveresk, executable program code is guaranteed to produce results identical in content to those produced at Inveresk.

(c)	Sponsor shall not modify program code in any way, except to accommodate Sponsor’s computer directory structure, Any other program modifications shall release Inveresk from its technical support obligations and void any guarantee (expressed or implied) as to the program’s accurate function. Any modifications to delivered data sets will similarly void any guarantee as to the program code’s accurate function.

(d)	Sponsor recognizes that differences between Sponsor’s and Inveresk’s computing environment may provide for minor differences in format of analysis output when produced by Sponsor. Specifically, differences in page margins, fonts and print quality may occur.

(e)	Sponsor’s license to use any program code that is proprietary to Inveresk or not readily available to the Sponsor and is required to practice the data as provided herein shall survive any termination of this Contract. Sponsor shall delete and destroy any third party program code at the conclusion of its use.

(f)	Sponsor shall neither copy nor duplicate the program code, nor shall it distribute the program code to any person or entity outside of Sponsor’s direct employ.

(g)	Nothing herein shall be construed as a conveyance by Inveresk to Sponsor of any right, title, or interest in the program code.

*	Confidential Treatment Requested.

10.	Retention of Project Results

Inveresk will retain and preserve all Project Results in accordance with all Applicable Standards and as set forth in the Protocol and the Statement of Work. No Project Results will be destroyed or otherwise disposed of by Inveresk without authorisation in writing in advance from Sponsor in each instance. Inveresk shall, upon Sponsor’s request from time to time, promptly deliver any and all Project Results and any work-in process to Sponsor.

Following completion of the Project, Inveresk will return to the Sponsor data or other materials furnished to Inveresk. Sponsor shall provide written instruction regarding this and shall pay all costs associated with the shipping of the materials to the Sponsor. Subject to the requirements of Clause 1, Inveresk shall retain in its possession any and all data, documents or information related to the performance of this Contract as is required for regulatory, legal, insurance or record keeping purposes, or as otherwise instructed by Sponsor.

If at the request of the Sponsor any material is disposed of or delivered to the Sponsor, Inveresk shall be relieved of any further responsibility thereof, including any claims made against Sponsor by third parties

11.	Termination

Either the Sponsor or Inveresk shall be entitled to terminate the Contract at any time by giving not less than thirty (30) business days prior notice in writing to the other. If the Sponsor terminates the Contract (other than by reason of default by Inveresk in its obligations or in circumstances referred to in Clause 12 of these Conditions) or Inveresk terminates the Contract by reason of default by the Sponsor in its obligations (other than in the circumstances referred to in Clause 12 of these Conditions), Inveresk shall be entitled to reimbursement for all costs reasonably incurred up to and including the date of termination and those arising out of the termination of this Project then in process. In the event of termination of this Contract under any of the above conditions, other than default by Inveresk or at Inveresk’s election or as described below with respect to terminations due to ethical reasons and/or unacceptable risks to the Study Patients, Inveresk shall be entitled [*]. If Inveresk terminates the Contract (save where it does so by reason of the Sponsor being in default in its obligations or in the circumstances referred to in Clause 12 of these Conditions) or if the Sponsor terminates the Contract by reason of default by Inveresk in its obligations (other than in the circumstances referred to in Clause 12 of these Conditions), Inveresk shall reimburse to the Sponsor all payments made by the Sponsor to Inveresk directly attributed to the causation of the default and in relation to the then-uncompleted Project. No termination will affect any then-accrued right or obligations hereunder, and the provisions of Clauses 1, 2, 3, 5, 9, and 10 through 16 shall in any event survive any termination.

If this Project is cancelled and/or terminated due to ethical reasons and/or unacceptable risks to the Study Patients, Sponsor shall pay for costs incurred and irrevocably committed for actual services received up to termination and/or cancellation, and those arising out of the termination and/or cancellation and both parties agree to negotiate in good faith any additional termination fee.

*	Confidential Treatment Requested.

12.	Force Majeure

Inveresk shall not be responsible for and shall not incur any liability for delays, loss, damages, costs, claims, loss of profit or consequential loss caused by or resulting from:

(a) any prohibition, enactment, embargo or other limitation first imposed by the United Kingdom or any other Government or Local Authority following the date of Inveresk’s acceptance of the Statement of Work:

(b) disease or illness affecting either employees of Inveresk, any human volunteers or experimental animals, provided that Inveresk shall have followed the Protocol and all the Applicable Standards with respect thereto and to the prevention of contamination therefrom:

(c) war, industrial action or civil commotion:

(d) destruction or damage to buildings by fire, storm, tempest, vandalism, lightning, explosion or bursting or overflowing of water tanks not owned or controlled by Inveresk.

(e) the failure or withdrawal of public services:

(f) acts of God, force majeure or any other cause beyond its control.

If the actual start of the Project is delayed for any of the above-mentioned reasons, the Project completion date will extend beyond the date described in the Statement of Work for the number of days that the start of the Project was delayed, and Inveresk will be obligated to complete its duties and obligations as described in the Statement of Work.

13.	Indemnity

Inveresk shall indemnify and hold the Sponsor harmless from and against all claims, actions, judgements, damages, losses penalties, fines and any costs or expenses or professional fees incurred by the Sponsor in relation thereto arising out of any breach of the Contract or breach of warranty by Inveresk, any failure of Inveresk or its personnel or contractors to comply with the Applicable Standards or the Privacy Rules, or any willful, reckless, or negligent act or omission of Inveresk in the course of performance of the Project. Investigators are independent contractors of Inveresk, not under its direct control, and shall not be included in Inveresk’s liability for contractors above; provided, however, that this shall not lessen Inveresk’s duties with respect to the selection and qualification of Investigators and the conduct of the monitoring as delineated in the Statement of Work.

The Sponsor shall indemnify and hold Inveresk harmless from and against any and all claims, actions, judgements, damages, losses, penalties, fines and any costs or expenses or professional fees incurred by Inveresk in relation thereto arising out of any breach of the Contract by the Sponsor or any willful, reckless, or negligent act or omission of the Sponsor. The Sponsor shall further indemnify and hold Inveresk harmless from and against any and all claims, arising directly or indirectly, out of the Project by third parties and against any costs or expenses or professional fees incurred by Inveresk in relation to such claims.

Neither party shall be obligated to indemnify or hold the other party harmless from or against claims, actions, judgements, damages, losses, penalties, fines and any costs or expenses or professional fees to the extent the same arise out of such other party’s breach of the Contract, breach of warranty, or willful, reckless, or negligent act or omission.

With respect to the parties’ indemnification and hold harmless agreements to the extent applicable to claims or actions brought by third parties that are unaffiliated with the indemnitee resulting in consequential damages, neither party shall be liable for such consequential damages in excess of [*]. With the sole exception of the foregoing, neither party shall be liable for consequential, incidental, or exemplary damages, including loss of profits, business or goodwill,

If Party (the “Indemnified Party”) seeks indemnification under this Section, it shall inform the other Party (the “Indemnified Party”) of a claim as soon as reasonably practicable after it receives notice of claim, shall permit the Indemnifying Party to assume direction and control of the defence of the claim (including the right to settle the claim solely for monetary consideration), and, at the Indemnifying Party’s expense, shall cooperate as reasonably requested in the defence of the claim. The Indemnified Party shall have the right to retain its own counsel, subject to approval by the Indemnifying Party. Such approval may be denied if an actual or potential conflict of interest exists between the counsel retained by Indemnifying Party and any of the proposed counsel for the Indemnified Party. The Indemnifying Party may not settle such action or claim, or otherwise consent to an adverse judgement in such action or claim, without the express written consent of the Indemnified Party if such settlement or adverse judgement diminishes the right or interest of Indemnified Party.

Without limitation upon the Indemnity or other obligations of either party hereunder, the Sponsor shall at all times during the term of this Contract obtain and keep in force, with insurers reasonably acceptable to Inveresk, commercial general liability insurance including coverage for projects liability and having policy limits of [*]. In addition, Inveresk shall at all times during the term of this Contract obtain and keep in force, with insurers (a) Employers’ Liability Insurance (b) Public Liability Insurance (c) Non-negligence Insurance (d) Errors and Omissions Insurance, which shall have policy limits of [*]. Each party shall provide written proof of the existence and terms of such insurance to the other party upon request, and shall provide written proof of the existence and terms of such insurance to the other party upon request, and shall in any event instruct its insurance carriers to notify the other party hereto at least thirty (30) days in advance of any cancellations or expiration of such coverage.

The parties agree that no settlement shall serve to establish fault or liability on the part of the indemnified party without written approval.

14.	Proper Law of the Contract

This Contract and the rights of the Sponsor and Inveresk hereunder shall be determined in all respects according to the law of the country of England.

15.	Arbitration

In the event of a dispute arising between the parties hereto at any time from any matter relating to the Contract or the Project (other than with respect to patent infringement or validity), such dispute shall be finally resolved by binding arbitration in accordance with the UNCITRAL Rules as administered by the American Arbitration Association. Unless the parties otherwise agree, the arbitration will be conducted in Chicago before a panel of three arbitrators, one of whom shall be selected by Inveresk, one by the Sponsor and the third by the two previously selected arbitrators. Each of the parties agrees that the decisions of the arbitrators shall be final and binding upon it and shall be

*	Confidential Treatment Requested.

enforceable in any court having jurisdiction. The parties and the arbitrators costs of any arbitration shall be shared equally by Inveresk and the Sponsor unless the arbitration panel determines that a party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other party, in which event the arbitration panel may make an award of all or any portion of such expenses so incurred. Notwithstanding the foregoing, either party may seek a preliminary injunction or other interim judicial relief at any time if in its judgement such action is necessary to avoid irreparable harm.

16.	Miscellaneous

Inveresk shall perform the services under this Contract as an independent contractor, and nothing herein shall be construed to be inconsistent with that relationship or status. Inveresk, its employees and consultants shall not be considered to be employees of Sponsor. This Contract shall not constitute, create or in any way be interpreted as, a joint venture, partnership or business organization of any kind.

During the term of this Contract and for one year following termination of this Contract, neither party will (or encourage others to) recruit, solicit or induce, or attempt to induce, any employee of the other party with whom it comes into contact as a result of this Contract.

Subject to the restrictions of Clause 6, the covenants and conditions contained herein will apply to and bind the successors, representatives and assigns of all parties hereto.

No failure or delay of one of the parties to execute any of its rights or powers under this Contract shall operate a waiver thereof, nor any other single or partial exercise of such rights or power preclude any other further exercise thereof, the rights and remedies provided for in this Contract are cumulative and not exclusive of any rights or remedies provided by the law.

Notices hereunder shall be provided by registered mail, overnight courier or personal delivery to

If to Inveresk Research International Limited

Glenn Kerkhof

Vice President, Clinical Operations

Inveresk Research International Limited

Tranent

EH33 2NE

Scotland

United Kingdom

If to Sponsor:

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If the Sponsor elects to use MedDRA® for dictionary coding, Sponsor shall be required to maintain active MedDRA® subscription license throughout the term of the Project. Proof of such license shall be required for Inveresk’s records

Approved and accepted by the Parties:

ABARIS PHARMA, INC

Signature:	/s/ Alan B. Montgomery
Name:	Alan B. Montgomery
Title:	CEO
Date:	9/12/2003

INVERESK RESEARCH INTERNATIONAL LIMITED

Signature:	/s/ Jonathan C. Koch
Name:	Jonathan C. Koch, MBA
Title:	Vice President, Global Commercial Services
Date:	15 Sep. 2003